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Exhibit 99.(d)

Execution Version

ANNOUNCEMENT AGREEMENT
Dated 30 November 2005

BETWEEN	TDC A/S
AND	Nordic Telephone Company ApS
AND	Apax Partners Worldwide LLP The Blackstone Group International Limited Kohlberg Kravis Roberts & Co. Ltd. Permira Advisers KB Providence Equity Partners Limited

COPENHAGEN        ÅRHUS        LONDON        BRUSSELS
 KROMANN REUMERT, LAW FIRM
 5 SUNDKROGSGADE, DK-2100 COPENHAGEN Ø, DENMARK, TEL. +45 70 12 12 11, FAX +45 70 12 13 11

CONTENTS

1.	BACKGROUND	1
2.	OFFER	2
3.	FINANCING DOCUMENTS	2
4.	BOARD RECOMMENDATION	2
5.	PRE-ANNOUNCEMENT	3
6.	CO-OPERATION	3
7.	PARTIAL RELEASE FROM CERTAIN CSSA OBLIGATIONS	4
8.	NO RESTRICTIONS ON TDC	4
9.	GOVERNING LAW AND DISPUTES	5

i

ANNOUNCEMENT AGREEMENT

Dated 30 November 2005

BETWEEN	TDC A/C CVR No. 14773908 Nørregade 21 DK-0900 Copenhagen ("TDC")
AND	Nordic Telephone Company ApS CVR No. 29146780 Langelinie Allé 35 DK-2100 Copenhagen ("Offeror")
AND	Apax Partners Worldwide LLP The Blackstone Group International Limited Kohlberg Kravis Roberts & Co. Ltd. Permira Advisers KB Providence Equity Partners Limited (together the "Sponsors")
(each a "Party" and together the "Parties")
1.
BACKGROUND

1.1
On 17 October 2005, TDC and the Sponsors entered into a Confidentiality and Stand Still Agreement (the "CSSA") on account of a Proposal (as defined in the CSSA) made by the Sponsors to the Board of Directors of TDC (the "Board").

1.2
Following the signing of the CSSA, (i) the Sponsors have completed a review of TDC and affiliated companies (together, the "TDC Group"), (ii) the Offeror has been organized by certain investment funds advised or managed by the Sponsors or their affiliates for the purpose of making a public tender offer (the "Offer") for the entire issued share capital of TDC in compliance with applicable Danish and United States laws, rules and regulations, and (iii) the Offeror has proposed to TDC that the Offer is made on the terms and conditions in all material respects as set forth in the draft offer document in the form delivered by the Offeror to TDC immediately before the signing of this Agreement ("Draft Offer Document"); provided, however, that (a) neither the Offer Price (unless if TDC declares/pays dividends and makes other distributions to its shareholders prior to settlement, as provided for in the Draft Offer Document) nor the Offer Period (each as defined in the Draft Offer Document) shall be reduced and (b) the conditions set forth opposite the caption "Conditions" in the Draft Offer Document or any other material term of the Offer shall not be changed in a manner adverse to TDC or its shareholders, except by mutual agreement of the Offeror and TDC; and, provided, further, that the Offeror and TDC shall negotiate in good faith with respect to any changes to the Draft Offer Document required in order to obtain final approval from all relevant authorities of the Draft Offer Document and the conduct of the Offer and only such changes arising therefrom will be included in the Offer Document (as defined below) upon commencement of the Offer as shall have been mutually agreed by TDC and the Offeror acting in good faith. The Offer will be made pursuant to a final offer document that complies with the foregoing provisions of this Clause 1.2 (the "Offer Document").

1.3
This Announcement Agreement (the "Agreement") has been entered into by the Parties in order to confirm, subject to the terms and conditions set forth herein, that the Offeror will make the Offer and that such Offer will be recommended by the Board as set forth in Clause 4.1 (the

  "Board Recommendation") and for the purpose of agreeing to make a public pre-announcement of the Offer prior to publication of the Offer Document and the Board Recommendation.

2.
OFFER

2.1
Subject only to:

i.
Offeror's receipt of a final approval of the Offer Document from the Copenhagen Stock Exchange (the "CSE") and receipt of the relevant exemption and no-action letters from the U.S. Securities and Exchange Commission (the "SEC") as applied for on behalf of the Offeror and as described in the Draft Offer Document;

ii.
The simultaneous announcement of the Board Recommendation; and

iii.
The absence of any event or circumstance that would prevent the conditions set forth in the Offer Document from being satisfied on or prior to the end of the Offer Period,

  the Offeror confirms and warrants that it will make the Offer and publish the Offer Document as soon as practicable in accordance with all applicable laws, rules and regulations. Notwithstanding the foregoing, the Offeror agrees that, if the Draft Offer Document has been approved by the CSE, the Offeror shall publish the Offer Document no later than 5 December 2005, even if the SEC exemptive relief referred to in Clause 2.1 (i) shall not have been obtained (with such changes to the Offer Document as may reasonably be required to address the matters for which such exemptive relief was requested and not obtained).

2.2
As used in this Agreement, the term "publish" shall also include any filing required to be made with the CSE or the SEC and, if required by law, the dissemination of such documents or information to TDC's shareholders in the manner prescribed by applicable law, rule or regulation.

3.
FINANCING DOCUMENTS

3.1
The Offeror has delivered to TDC executed versions of the equity commitments and debt facility agreements entered into by the Offeror and its affiliated companies for the purpose of financing the Offer (the "Equity and Debt Commitments"). The Offeror confirms and warrants to TDC:

i.
That, subject to the terms and conditions of the Offer, and in accordance with the Equity and Debt Commitments, the Offeror will have sufficient funds to purchase and pay for the Angel Securities (as defined in the Draft Offer Document) tendered in the Offer in accordance with the terms set out in the Offer Document.

ii.
That the Equity and Debt Commitments contain no terms or conditions that, subject to Section 2.1, would prevent or delay the Offeror from commencing the Offer as contemplated by this Agreement.

3.2
The Offeror hereby informs TDC that due regard has been taken to Danish restrictions regarding financial assistance applicable to TDC and its subsidiaries when obtaining the Equity and Debt Commitments required to finance the Offer.

4.
BOARD RECOMMENDATION

4.1
The Board confirms that subject to and upon publication of the Offer Document, it shall publish the Board Recommendation (an extract of which shall also be included in the Offer Document) substantially in the form delivered to the Offeror immediately prior to the signing of this Agreement (except for any description of contacts with other potential bidders that may be inserted in the Board Recommendation by TDC in accordance with its legal obligations), provided however that the Board shall not be under any obligation to issue such Board Recommendation if any event has occurred that would under applicable rules, regulations and practises make it illegal or contrary to the Board's fiduciary or similar duties under Danish law to issue the Board Recommendation.

5.
PRE-ANNOUNCEMENT

5.1
The Parties agree that immediately following the signing of this Agreement, they shall each publish the pre-announcements set forth in Schedule 5.1 (i) and (ii) concerning the entering into of this Agreement.

5.2
The pre-announcements shall be filed with the CSE and the SEC and include, among others, the following legend:

  "This document does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, Offeror will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the "SEC") on Schedule TO and TDC will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten Business Days after the date the Offer Document is mailed to TDC shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Offeror and TDC in connection with this Offer will be available from the date such documents are mailed to TDC shareholders on the SEC's website at http://www.sec.gov. The Offer Document and the related documents will be made available to all TDC shareholders at no charge to them. TDC shareholders are advised to read the Offer Document and the related documents when they are sent to them because they will contain important information. TDC shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information."

5.3
The Parties agree to cooperate with each other to hold a joint press conference in Copenhagen to announce the transaction on 30 November 2005, at which representatives of the Offeror and TDC will be present.

5.4
TDC agrees to create a link from TDC's web-site (www.tdc.dk) to a web-site created by the Offeror where the Offer Document and other documents related to the Offer would be made available for downloading.

6.
CO-OPERATION

6.1
TDC undertakes to reasonably assist the Offeror in seeking an expedient distribution and communication of the Offer Document to its shareholders at the cost of the Offeror. To assist the Offeror in complying with the laws of jurisdictions other than Denmark, TDC shall, to the extent such information can be obtained by TDC without unreasonable efforts, provide details on the distribution of its shareholders and their estimated holdings on a country by country basis (including names only to the extent legal) for the Offeror to review any potential distribution restrictions.

6.2
TDC will at the end of the last day before the expiry of the Offer Period for the Offer inform the Offeror (and make a public announcement if required by applicable law) of the number of treasury shares held by TDC at that time as well as the number of options, which have been filed with TDC and not yet been settled by TDC's delivery of shares, and the number of outstanding options to acquire shares in TDC.

6.3
TDC will reasonably assist the Offeror in its efforts to receive necessary approvals from the relevant authorities as referred to in the Offer Document. In connection with the condition clause (c) (2) (B) opposite "Conditions" in the Offer Document, TDC agrees to undertake all reasonable efforts, upon the Offeror's reasonable requests from time to time, to assist the Offeror to obtain the required approval or approvals referred to in such condition without undue delay.

6.4
To the extent this is in the best interest of TDC and its shareholders, and to the extent this is legal or not in contravention with the Board's fiduciary or similar duties under Danish law, TDC will undertake reasonable efforts to assist the Offeror in its handling of issues of a technical nature that may arise in relation to completion of the Offer.

6.5
The obligations under this Clause shall cease to have effect if and from the time of the Board withdrawing its Recommendation pursuant to Clause 8.1(iv). For the avoidance of doubt, nothing in this Clause 6 shall be deemed to restrict the freedom of action of TDC as provided for in Clause 8 below.

7.
PARTIAL RELEASE FROM CERTAIN CSSA OBLIGATIONS

7.1
Subject to and upon publications of the announcement[s] referred to in Clause 5.1, TDC hereby:

i.
Confirms, notwithstanding any other provision of the CSSA, that (a) the Confidential Information shall not include any information with respect to TDC or the Proposed Transaction that is or becomes publicly available in the course of the conduct of the Offer in accordance with the terms and conditions hereof and thereof and applicable laws, rules and regulations and (b) Confidential Information may be disclosed to the persons or entities referred to in sub-clauses (i), (ii) and (iii) of Clause 6.7 of the CSSA for the purposes referred to therein and only to the extent reasonably required to facilitate such purposes, provided that such persons or entities have agreed to keep such Confidential Information confidential;

ii.
Releases the Offeror and the Sponsors from their obligations under the CSSA insofar as they prohibit or restrict contacts or discussions with public authorities, to the extent those contacts or discussions are reasonably necessary or appropriate in connection with the Offer and the completion thereof. TDC reserves the right to be represented in meetings with public authorities etc. as provided for in the CSSA;

iii.
Releases the Offeror and the Sponsors from their obligations provided for in Clauses 6.2 and 6.5 of the CSSA; and

iv.
Confirms that the CSSA shall be deemed amended accordingly.

  For the avoidance of doubt, the foregoing shall not affect any other obligations undertaken by the Sponsors or the Offeror in the CSSA.

7.2
By signing this Agreement, the Offeror confirms that it is bound by the obligations undertaken by each Sponsor in the CSSA with retroactive effect as from the original signing of the CSSA.

8.
NO RESTRICTIONS ON TDC

8.1
For the avoidance of doubt, nothing in this Agreement hinders or restricts TDC from:

i.
Conducting the TDC group's business as it deems fit and appropriate;

ii.
Entertaining alternative proposals or engaging in discussions or negotiations with third parties that may lead to an alternative proposal to acquire TDC or otherwise lead to the Offer not being completed in the best interest of TDC and its stakeholders;

iii.
Deciding on the strategy of the TDC Group as TDC deems fit and appropriate;

iv.
Withdrawing or amending the Board Recommendation as and if required in the exercise of the Board's fiduciary or similar duties under Danish law; or

  v.
  Taking any other action required or advisable in the exercise of the Board's fiduciary or similar duties under Danish law.

9.
GOVERNING LAW AND DISPUTES

9.1
This Agreement and any dispute or claim arising out of or in connection herewith shall be governed by and construed in accordance with the laws of the Kingdom of Denmark.

9.2
Any dispute or claim arising out of or in connection with this Agreement shall be finally settled in accordance with the "Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration)". For the purpose of establishing an arbitration tribunal, the Offeror shall be deemed to be a non Danish party. The place of the arbitration shall be Copenhagen. The language of the arbitration shall be English.

        [Intentionally left blank]

For TDC A/S:

/s/ Thorleif Krarup Thorleif Krarup Chairman of the Board	/s/ Niels Heering Niels Heering Vice Chairman of the Board
/s/ Henning Dyremose Henning Dyremose President and Chief Executive Officer	/s/ Hans Munk Nielsen Hans Munk Nielsen Senior Executive Vice President and Chief Financial Officer
For Nordic Telephone Company ApS:
/s/ Richard Wilson Name: Richard Wilson Title: Director	/s/ Lawrence H. Guffey Name: Lawrence H. Guffey Title: Director
/s/ Oliver Haarmann Name: Oliver Haarmann Title: Director	/s/ Kurt Björklund Name: Kurt Björklund Title: Director
/s/ Gustavo Schwed Name: Gustavo Schwed Title: Title Director
For the Sponsors, respectively:
For Apax Partners Worldwide LLP:	For The Blackstone Group International Limited, as sub-advisor to Blackstone Communications Management Associates LLC, General Partner of Blackstone Communications Partners I L.P.:
/s/ Richard Wilson Name: Richard Wilson Title: Authorized Signatory	/s/ Lawrence H. Guffey Name: Lawrence H. Guffey Title: Authorized Signatory
For Kohlberg Kravis Roberts & Co. Ltd.:	For Permira Advisers KB:
/s/ Oliver Haarmann Name: Oliver Haarmann Title: Authorized Signatory	/s/ Kurt Björklund Name: Kurt Björklund Title: Authorized Signatory
For Providence Equity Partners Limited:
/s/ Gustavo Schwed Name: Gustavo Schwed Title: Authorized Signatory

30 November 2005
CL/165762/1239825-2

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  Exhibit 99.(d)
ANNOUNCEMENT AGREEMENT